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                                                                    EXHIBIT 21.1


                            TELEGROUP SUBSIDIARIES


Global Access Pty Ltd.

Telecontinent, S.A.

Telegroup Deutschland GmbH (Dusseldorf)

Telegroup Financial Services Pty Limited
   A.C.N.  069159646

Telegroup Hong Kong Limited

Telegroup International Management Pty Limited
 Australian Company Number 075 304 915

Telegroup Japan Kabushiki Kaisha

Telegroup Nederland B.V.

Telegroup Network Services Pty Limited
 Australian Company Number 075 304 871

Telegroup Network Services New Zealand Limited

Telegroup Network Services, S.A.

Telegroup UK Limited

Telegroup UK (No. 2) Limited

Telegroup South Europe, Inc.

Telegroup Technologies, Inc.

Telegroup Technologies Limited